Exhibit 10.1

EMPLOYMENT AGREEMENT

Effective as of August 23, 2010

This Agreement is entered into and made effective as of August 23, 2010 (the "Effective Date") between Tanger Properties Limited Partnership (the "Company") and THOMAS EDWARD McDONOUGH (the "Executive"). The Company and the Executive are sometimes referred to individually as a "Party" and collectively as the "Parties".

RECITALS

A.        The Company and the Executive have agreed upon the terms and conditions of the Executive's employment by the Company.

B.        The Parties intend to set forth herein the entire agreement between them with respect to Executive's employment by the Company.

Now therefore in consideration of the foregoing recitals and the promises contained herein the Parties agree as follows:

1.        EMPLOYMENT AND DUTIES.

1.1        Employment. During the Contract Term (as defined herein), the Company will employ the Executive and the Executive shall serve the Company as a full-time employee upon and subject to the terms and conditions of this Agreement. The Executive's employment hereunder may be terminated before the end of the Contract Term only as provided in Section 5 of this Agreement.

1.2        Position and Responsibilities. Executive will be elected to serve as Executive Vice President of Operations of the Company, reporting directly to the Chief Executive Officer. During Executive's employment hereunder, his primary duties, functions, responsibilities and authority will include oversight of site selection for new shopping centers, leasing in new and existing centers, management of existing centers, promotion, advertising and marketing of the Company's shopping centers and communication with the Company's tenants. Executive will be required to engage in extensive travel and will work out of the Company's Greensboro, North Carolina office. Executive will be required to relocate his permanent residence to the Greensboro, North Carolina area. Further, Executive shall perform such other duties as are assigned to him by the Chief Executive Officer and/or the Board of Directors consistent with his position.

1.3        Time and Effort. During the Contract Term, Executive shall be employed on a full-time basis and shall devote his best efforts and substantially all of his business attention, time and effort (excluding sick leave, vacation provided for herein and reasonable time devoted to civic and charitable activities) to the business and affairs of the Company.

Company acknowledges that Executive is a limited partner/member/advisor in two residential and one commercial real estate endeavors, none of which compete with the Company.

2.        PERIOD OF EMPLOYMENT.

2.1        Initial Contract term. The period of employment pursuant to this Agreement shall begin on August 23, 2010 (the "Commencement Date") and shall extend through December 31, 2013 (the "Initial Contract Term"), unless earlier terminated as provided in Section 5 or extended as provided in this Section 2. The period from August 23, 2010 to December 31, 2010 is herein referred to as the "Initial Short Year". The calendar year beginning January 1, 2011 and each calendar year thereafter during the Contract Term is sometimes herein referred to as a "Contract Year".

2.2         Extended Contract Term. The Contract Term shall be automatically extended at the end of the Initial or an Extended Term for one additional Contract Year (sometimes herein referred to as an "Extended Term") unless either the Executive or the Company shall give written notice to the other of them that the Contract Term shall not be so extended at least one hundred eighty (180) days prior to the end of the Initial or an Extended Term. An Extended Term shall be upon the same terms and conditions as were applicable to the Initial Term except that the Annual Base Salary shall be the Executive's Annual Base Salary for the Contract Year immediately preceding the Extended Term. References herein to the "Contract Term" of this Agreement shall refer to the Initial Term as extended pursuant to this Section.

3.        COMPENSATION.

3.1        Base Salary. As compensation for Executive's services performed pursuant to this Agreement, Employer will pay Executive a salary at the annualized rate of $350,000.00 during the Initial Short Year and, with respect to each Contract Year thereafter an amount agreed upon by Executive and the Company but not less than $350,000.00 (the "Annual Base Salary"). The Annual Base Salary shall be paid in equal installments in arrears in accordance with Employer's regular pay schedule.

3.2        Annual Bonus. As additional compensation for services rendered, the Executive shall receive such bonus or bonuses as the Company's Board of Directors may from time to time approve including without limitation awards under the Company's Incentive Award Plan. Such bonuses may be payable in cash (a "Cash Bonus") and/or in the form of equity based compensation as allowed under the Company's Incentive Award Plan. Any such annual bonus shall be payable on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year with respect to which such annual bonus relates.

With respect to the Initial Short Year, the Company will pay Executive a bonus in an amount equal to the greater of (a) $54,000 or (b) 36% of the bonus Executive would have received under the plan described on attached Exhibit A based on achievement of performance criteria for Calendar Year 2010 if Executive had been employed by the Company for all of Calendar Year 2010 and had been eligible for a bonus under that plan.

3.3        Grant of Restricted Shares. Effective upon the commencement of Executive's employment hereunder, the Company will grant Executive five thousand (5,000) restricted shares under the Company's Incentive Award Plan. The restricted shares will vest at the rate of twenty percent (20%) per year with the first shares vesting on the anniversary of the Commencement Date and an additional twenty percent (20%) vesting on each anniversary of the Commencement Date thereafter until the restricted shares are fully vested. Company and Executive shall enter into the standard form of Restricted Share Agreement with respect this grant. After calendar year 2010, Executive shall be given consideration for the grant of restricted shares in the same manner as other members of the executive leadership team.

3.4        Moving Expenses. Subject to Section 9(b)(v) of this Agreement, the Company agrees to provide Executive with the following in connection with the relocation of his permanent residence from Irvine, CA to Greensboro, NC:

         (a)        The costs of moving the Executive's family including packing and moving Executive's household effects by way of a national moving company offering the lowest of three bids for such move;

        (b)        To assist Executive in locating housing in Greensboro, NC, the cost of coach class round trip airline tickets, hotel, rental car and reasonable meal expenses for a three day/two night trip for Executive and his wife to Greensboro, NC. All travel arrangements should be coordinated through the Company's Travel Manager, Celeste Dixon.

        (c)        The cost of three coach class round trip airline tickets from Greensboro, NC to Irvin, CA after the Commencement Date and to be coordinated with approved business travel to the Company's existing centers or development sites on the West Coast.

        (d)        The cost of transporting two personal automobiles from Irvine, CA to Greensboro, NC in connection with Executive's relocation in Greensboro, NC.

        (e)        The Company will give Executive four (4) additional days off work if needed in connection with the relocation of his family and household effects to the Greensboro, NC area.

Moving expenses paid for Executive pursuant to this Agreement may be subject to withholding as required by law and will be reported as wages earned on Executive's form W-2 at year end.

3.5        Housing Allowance. For the period from the Commencement Date until the sale or other disposition of Executive's primary residence in Irvine, CA, the Company will pay Executive a housing allowance of up to Three Thousand Dollars ($3,000.00) per month for no longer than six (6) months for rental expense (base rent plus security deposit and utilities) incurred by Executive for his residence in the Greensboro, NC area. Such housing allowance shall be payable on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which such rental expense was incurred.

4.        EMPLOYEE BENEFITS.

4.1        Executive Benefit Plans. Executive shall participate in the employee benefit plans (including group medical and dental plans, a group term life insurance plan, a disability plan and a 401(k) Savings plan) generally applicable to employees of the Company, as those plans may be in effect from time to time.

4.2        Expenses. Subject to Section (9b)(v), the Company shall promptly reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder. Executive shall observe and comply with the Company's policies with respect to such reimbursements as in effect from time to time. At least monthly, Executive will submit such records and paid bills supporting the amount of the expenses incurred and to be reimbursed as the Company shall reasonably request or as shall be required by applicable laws.

4.3        Vacation. Executive shall have the number of days of paid vacation during each calendar year that are provided to employees of the Company with the same number of years of service as Executive has pursuant to the Company's vacation policy described in the Company's employee handbook in effect on the first day of that calendar year. Provided however, for the Initial Short Year, Executive shall be eligible to accrue and use (i) three (3) days of paid vacation and one (1) paid sick day for the Initial Short Year and (ii) fifteen days (15) of paid vacation and five (5) paid sick days for each Contract Year thereafter.

5.        TERMINATION OF EMPLOYMENT.

5.1        Termination Circumstances. Executive's employment hereunder may be terminated prior to the end of the Contract Term by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

        (a)        Death. Executive's employment hereunder shall terminate upon his death.

        (b)        Disability. If the Disability of Executive has occurred during the Contract Term, the Company may give Executive written notice of its intention to terminate Executive's employment. In such event, Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by Executive, provided that within the 30 days after such receipt, Executive shall not have returned to full-time performance of his duties.

        (c)        Cause. The Company may terminate the Executive's employment hereunder for Cause.

        (d)        Good Reason. Executive may terminate his employment for Good Reason.

        (e)        Without Cause. The Company may terminate Executive's employment hereunder other than for Cause for any or no reason upon 30 days notice.

        (f)        Resignation without Good Reason. The Executive may resign his employment without Good Reason upon 90 days written notice to the Company.

Except as may otherwise be expressly provided in Section 7.1(a) or in any written agreement between the Company and Executive with respect to the issuance of awards under the Company's Incentive Award Plan, upon termination of Executive's employment, Executive shall be entitled to receive only the compensation accrued but unpaid for the period of employment prior to the date of such termination of employment and shall not be entitled to additional compensation.

5.2        Notice of Termination. Any termination of the Executive's employment hereunder by the Company or by the Executive (other than by reason of the Executive's death) shall be communicated by a notice of termination to the other party hereto. For purposes of this Agreement, a "notice of termination" shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision indicated and (iii) specifies the effective date of the termination.

6.         AGREEMENT NOT TO COMPETE.

6.1        Covenant Against Competition. Executive agrees that during the term of Executive's employment hereunder and (i) if Executive's employment is terminated by the Company for Cause or by Executive without Good Reason, until the first anniversary of the date of his termination or (ii) if Executive receives the Severance Payment described in Section 7.1(a) of this Agreement because of a termination of his employment by the Company without Cause or by Executive for Good Reason, from the date of such termination through the third anniversary of such termination date, Executive shall not, directly or indirectly, as an employee, employer, shareholder, proprietor, partner, principal, agent, consultant, advisor, director, officer, or in any other capacity,

(1) engage in activities involving the development or operation of a manufacturers outlet shopping center which is located within a radius of fifty (50) miles of a retail shopping facility which, within the 365 day period ending on the date of the termination of Executive's employment hereunder, was owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company or was operated by the Company;

(2) engage in activities involving the development or operation of a manufacturers outlet shopping center which is located within a radius of fifty (50) miles of any site which, within the 365 day period ending on the date of the termination of Executive's employment hereunder, the Company or its affiliate negotiated to acquire and/or lease for the development or operation of a retail shopping facility;

(3) engage in activities involving the development or operation of any other type of retail shopping facility which is located within a radius of five (5) miles of, and competes directly for tenants with, a retail shopping facility which, within the 365 day period ending on the date of the termination of Executive's employment hereunder, was (i) under development by the Company or its affiliate; (ii) owned (with an effective ownership interest of 50% or more), directly or indirectly, by the Company; or (iii) operated by the Company.

6.2        Disclosure of Information. Executive acknowledges that in and as a result of his employment hereunder, he may be making use of, acquiring and/or adding to confidential information of a special and unique nature and value relating to such matters as financial information, terms of leases, terms of financing, financial condition of tenants and potential tenants, sales and rental income of shopping centers and other specifics about Company's development, financing, construction and operation of retail shopping facilities. Executive covenants and agrees that he shall not, at any time during or for the first five (5) years following the term of his employment, directly or indirectly, divulge or disclose for any purpose whatsoever any such confidential information that has been obtained by, or disclosed to, him as a result of his employment by Company.

6.3        Reasonableness of Restrictions.

        (a)        Executive has carefully read and considered the foregoing provision of this Section, and, having done so, agrees that the restrictions set forth in this Section, including but not limited to the time period of restriction set forth in the covenant against competition are fair and reasonable and are reasonably required for the protection of the interests of Company and its officers, directors and other employees.

        (b)        In the event that, notwithstanding the foregoing, any of the provisions of this Section shall be held invalid or unenforceable by a court of competent jurisdiction, the remaining provisions thereof shall nevertheless continue to be valid and enforceable as though the invalid or unenforceable parts had not been included herein. In the event that any provision of this Section relating to the time period and/or the areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or areas such court deems reasonable and enforceable, the time period and/or areas of restriction deemed reasonable and enforceable by the court shall become and thereafter be the maximum time period and/or areas.

6.4        Consideration. Executive's promises in this Section not to compete with the Company and not to disclose information obtained during his employment by the Company are made in consideration of the Company's agreement to pay the compensation provided for herein for the period of employment provided herein. Such promises by Executive constitute the material inducement to Company to employ Executive for the term and to pay the compensation provided for in this Agreement and to make and to continue to make confidential information developed by Company available to Executive.

6.5        Company's Remedies. Executive covenants and agrees that if he shall violate any of his covenants or agreements contained in this Section, the Company shall, in addition to any other rights and remedies available to it at law or in equity, have the following rights and remedies against Executive:

        (a)        The Company shall be relieved of any further obligation to Executive under the terms of this agreement;

         (b)        The Company shall be entitled to an accounting and repayment of all profits, compensation, commissions, remunerations or other benefits that Executive, directly or indirectly, has realized and/or may realize as a result of, growing out of or in connection with, any such violation; and

        (c)        Company shall be entitled to a permanent injunction to prevent or restrain the breach or violation of the agreements contained herein by Executive or by Executive's partners, agents, representatives, servants, employees and/or any and all persons directly acting for or with Executive.

The foregoing rights and remedies of the Company shall be cumulative and the election by the Company to exercise any one or more of them shall not preclude the Company's exercise of any other rights described above or otherwise available under applicable principals of law or equity.

7.        SEVERANCE BENEFITS.

7.1        Description of Benefits.

        (a)        Termination without Cause or for Good Reason: If Executive's employment shall be terminated (i) by the Company other than for Cause or (ii) by the Executive for Good Reason, subject to the limitation in Section 7.2 and to Section 9(b) hereof, the Company shall pay Executive an amount equal to three hundred percent (300%) of the sum of (x) his Annual Base Salary and (y) his "Average Annual Cash Bonus". Such amount shall be paid in equal consecutive monthly or bi-weekly installments in accordance with the Company's regular pay schedule and subject to Section 9(b)(iv) over a thirty-six (36) month period beginning on the effective date of the termination of Executive's employment. For these purposes, Executive's "Average Annual Cash Bonus" shall be the average of the Cash Bonuses earned by Executive for each of the three consecutive Contract Years (or if Executive has not been employed for three full Contract Years, such fewer number of full Contract Years he has been employed by the Company) immediately preceding the Contract Year in which Executive's termination of employment occurs. In calculating Executive's Average Annual Cash Bonus, the amount of any share-based award under the Incentive Award Plan that Executive is required to recognize as income for federal income tax purposes in a Contract Year shall be included as part of Executive's Annual Cash Bonus for that Contract Year.

        (b)        Termination by Death or Disability. Subject to Section 9(b), upon the termination of the Executive's employment by reason of his death or Disability, the Company shall pay to the Executive or to the personal representatives of his estate (i) within thirty (30) days after the termination, a lump-sum amount equal to one hundred percent (100%) of the Executive's Annual Base Salary for the Contract Year in which the termination occurs and (ii) on or before the day on which the Executive's Cash Bonus for the Contract Year in which the termination occurs would have been payable if the termination had not occurred, an amount equal to the Cash Bonus the Executive would have received for that Contract Year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that Contract Year before the date of termination and the denominator of which is 365. This subsection 7.1(b) shall not limit the entitlement of the Executive, his estate or beneficiaries to any disability or other benefits then available to the Executive under any life, disability insurance or other benefit plan or policy which is maintained by the Company for the Executive's benefit.

        (c)        Termination for Cause or Without Good Reason. If the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, the Executive shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination. Such accrued compensation shall be paid in accordance with the Company's ordinary pay practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

       (d)        Survival. Neither the termination of the Executive's employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration.

        (e)        Mitigation of Damages. In the event of any termination of the Executive's employment by the Company, the Executive shall not be required to seek other employment to mitigate damages, and any income earned by the Executive from other employment or self-employment shall not be offset against any obligations of the Company to the Executive under this Agreement.

7.2        Limitation on Severance Benefits.

        (a)        Notwithstanding any other provision of this Agreement, and except as provided in paragraph 7.2(b) below, payments and benefits to which Executive would otherwise be entitled under the provisions of this Agreement will be reduced (or the Executive shall make reimbursement of amounts previously paid) to the extent necessary to prevent the Executive from having any liability for the federal excise tax levied on certain "excess parachute payments" under section 4999 of the Internal Revenue Code as it exists as of the date of this Agreement.

         (b)        The Company may determine the amount (if any) of reduction for each payment or benefit that Executive would otherwise be entitled to receive. The extent to which the payments or benefits to the Executive are to be reduced pursuant to paragraph 7.2(a) will be determined by the accounting firm servicing the Company on the date that the Executive's employment is terminated. The Company shall pay the cost of such determination.

        (c)        If the final determination of any reduction in any benefit or payment pursuant to this Section has not been made at the time that the Executive is entitled to receive such benefit or payment, the Company shall pay or provide an estimated amount based on a recommendation by the accounting firm making the determination under subparagraph 7.2(b). When the final determination is made, the Company shall pay the Executive any additional amounts that may be due or the Executive shall reimburse the Company for any estimated amounts paid to the Executive that were in excess of the amount payable hereunder.

8.        DEFINITIONS.

"Annual Base Salary" is defined in Section 3.

"Average Annual Cash Bonus" is defined in Section 7.1.

"Cash Bonus" is defined in Section 3.

"Cause" For purposes of this Agreement, the Company shall have "Cause" to terminate Executive's employment hereunder upon (i) Executive causing material harm to the Company through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

"Change of Control" shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or Tanger Factory Outlet Centers, Inc. ("TFOC") of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which TFOC or the Company does not survive as an independent, publicly owned corporation or TFOC or an entity wholly owned by TFOC ceases to be the sole general partner of the Company; or (C) the acquisition of securities of TFOC or the Company in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than Executive or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of TFOC (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving TFOC if, immediately following the merger, the holders of TFOC's shares immediately prior to the merger own less than fifty (50%) of the surviving company's outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company's outstanding shares; or (E) a majority of the members of the Company's Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

"Contract Term" is defined in Section 2.

"Contract Year" is defined in Section 2.

"Disability" shall mean the absence of Executive from Executive's duties to the Company on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to Executive or Executive's legal representative (such agreement as to acceptability not to be withheld unreasonably).

"Good Reason" Executive shall have Good Reason to terminate his employment upon the occurrence of any of the following events:  (i) any material adverse change in his job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent; (ii) if, after a Change of Control, any of the principal duties of Executive are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent; (iii) a material breach of this Employment Agreement by the Company, including without limitation, the failure to pay compensation or benefits when due hereunder if such failure is not cured within 30 days after delivery to the Company of Executive's written demand for payment thereof; or (iv) if Executive elects to terminate his employment by written notice to the Company within the 180 day period following a Change of Control.

"Section 409A" shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this amendment and restatement.

9.        Section 409A.

(a)        The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify Executive for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A. No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Executive or any other individual to the Company or any of its affiliates, employees or agents.

(b)        Separation from Service under 409A. Notwithstanding any provision to the contrary in this Agreement:

(i) No amount shall be payable pursuant to Sections 7.1(a) or (b) unless the termination of Executive's employment constitutes a "separation from service" within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations with respect to the Company; and

(ii) If Executive is deemed at the time of his separation from service to be a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Executive is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 7, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive's termination benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive's "separation from service" with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of Executive's death. Upon the earlier of such dates, all payments deferred pursuant to this Section 9(b)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(iii) The determination of whether Executive is a "specified employee" for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and

(iv) For purposes of Section 409A of the Code, Executive's right to receive installment payments pursuant to Sections 7.1(a) or (b) shall be treated as a right to receive a series of separate and distinct payments; and

(v) The reimbursement of any expense under Section 3.4 or Section 4.2 shall be made no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any Benefits provided in one year shall not affect the amount of Benefits provided in any other year.

10.        MISCELLANEOUS.

9.1        Binding on Successors. This Agreement shall be binding upon and inure to the benefit of the Partnership, the Company, the Executive and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9.2        Governing Law. This Agreement is being made and executed in and is intended to be performed in the State of North Carolina, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina without any reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

9.3        Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.4        Notices. All notices, demands, requests or other communications (collectively, "Notices") required to be given or which may be given hereunder shall be in writing and shall be sent by (a) certified or registered mail, return receipt requested, postage prepaid, or (b) national overnight delivery service, or (c) facsimile transmission (provided that the original shall be simultaneously delivered by national overnight delivery service or personal delivery), or (d) personal delivery, addressed as follows:

If to Company, to:	Tanger Properties Limited Partnership 3200 Northline Avenue, Suite 360 or P.O. Box 10889 Greensboro, NC 27408 Attention: Mr. Steven B. Tanger

With a copy to:	Mr. John H. Vernon, III P.O. Box 2958 (27216) 522 S. Lexington Avenue Burlington, NC 27215 336/227-8851

If to Executive, to:	Mr. Thomas Edward McDonough Tanger Properties Limited Partnership 3200 Northline Avenue, Suite 360 Greensboro, NC 27408

With a copy to:	Ms. Theresa Kading Hodel Briggs Winter LLP 8105 Irvine Center Drive, Suite 1400 Irvine, CA 92618 949/450-4434

Any Notice so sent by certified or registered mail, national overnight delivery service or personal delivery shall be deemed given on the date of receipt or refusal by the intended recipient as indicated on the return receipt, or the receipt of the national overnight delivery service or personal delivery service. Any Notice sent by facsimile transmission shall be deemed given when received by the intended recipient as confirmed by the telecopier electronic confirmation receipt. A Notice may be given either by a party or by such party's attorney. A Party may (i) change the address to which any Notice to that Party hereunder is to be delivered or (ii) designate additional or substituted parties to whom Notices hereunder to such Party should be sent with any such change or designation to be effective five (5) Business Days after delivery of notice thereof to the other Party in the manner herein provided. As used herein the term "Business Day" shall mean every day, other than Saturdays, Sundays and any other day on which banks in the State in which the Center is located are not generally open for the conduct of banking business during normal business hours.

9.5        Entire Agreement. The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Partnership and the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

[Signatures to appear on following pages]

IN WITNESS WHEREOF, the undersigned party has executed or caused to be executed this Employment Agreement as of the Effective Date.

TANGER PROPERTIES LIMITED PARTNERSHIP (Company)

By: Tanger GP Trust, its General Partner
By: /s/ Steven B. Tanger
Steven B. Tanger
President and Chief Executive Officer

IN WITNESS WHEREOF, the undersigned party has executed or caused to be executed this Employment Agreement as of the Effective Date.

/s/ Thomas Edward McDonough (SEAL)

THOMAS EDWARD McDONOUGH
Executive

EMPLOYMENT AGREEMENT:
Tanger Properties Limited Partnership, Company
THOMAS EDWARD McDONOUGH, Executive.

EXHIBIT A

Calculation of Annual Bonus

The Annual Bonus is an amount, expressed as a percentage of the Executive's base annual salary for each Performance Criteria, multiplied by a designated percentage for Threshold, Target or Maximum achievement of that Criteria.

For example, if the Base Annual Salary is $350,000:

(a)	A $2.60 Growth in FFO per share is the Threshold level of achievement for that criteria and will produce a bonus of $28,000 [(20% of $350,000) x 40%)]

(b)	A 58% FFO Payout Ratio is the Target level of achievement for that criteria and will produce a bonus of $17,500 [(10% of $350,000) x 50%]; and

(c)	An 8% Total Return to Shareholders is the Maximum level of achievement for that criteria and will produce a bonus of $21,000 [10% of $350,000) x 60%]

Bonus will be calculated incrementally for incremental attainment of a level of achievement between the Threshold, Target and Maximum levels

The determination of whether a Criteria has been achieved will be made in a manner that avoids any distortion resulting from dilution occurring in connection with acquisitions and share offerings and to negate the effects of changes in accounting rules and standards.

Tanger Factory Outlet Centers, Inc.
Year End 2010 Bonus Targets for Senior Management

	Threshold	Target	Maximum
Percentage of base salary	40%	50%	60%
(1) Growth in FFO per share (20%)
FFO per share	$2.60	$2.65	$2.70
(2) Achievement of Strategic Objectives (20%)
4% - Lease renewal rate of the square feet expiring for centers in which we have an ownership interest (excluding tenants not renewed at management's request for strategic remerchandising reasons)	85%	86%	87%
4% - Minimum increase in base rent per square foot (cash basis) on renewed space for centers in which we have an ownership interest	6%	7%	10%
4% - Minimum increase in base rent per square foot (cash basis) on re-leased space for centers in which we have an ownership interest	9%	15%	20%
4% - Minimum year end occupancy rate for centers in which we have an ownership interest	95%	96%	97%
4% - Increase ( - decrease) in same center comparable traffic for centers in which we have an ownership interest	2%	3%	4%
(3) Payout Ratio Targets (20%)
10% - FFO payout ratio	59%	58%	57%
10% - FAD payout ratio	68%	66%	65%
(4) Total Shareholder Return (share price appreciation plus dividends) relative to REIT Index and in total (20%)

		Threshold	Target	Maximum
10% - One year performance relative to all Mall and Shopping Center Equity REIT's with a market capital of $1.0 billion or more as listed in the KeyBanc "Leaderboard" report dated 12/31/09 [companies to be included are [Companies to be included are Simon, Macerich Co, Taubman, CBL & Assoc., Kimco, Federal Realty, Regency Centers, Weingarten Realty) (SKT rank in total return)]		Top 30%	Top 25%	Top 15%
10% - Total return to shareholders (price appreciation and dividends)		5%	6%	8%
(5) Other targets - Capital Markets/Outparcel Sales (20%)
Number of the following to get target multiple:		2 of 5 objectives	3 of 5 objectives	5 of 5 objectives
-	Extend or receive commitments to extend our lines of credit beyond June 2011
-	Extend or receive commitment to extend or refinance our $235 million term loan due in June 2011
-	Obtain same center NOI increase of at least 1.0%
-	Enter into a Purchase & Sale agreement on one potential new site
-	Complete majority of the 2010 initiatives as set out in the strategic plan as presentation to the Board of Directors

(A) 2010 Targets are based on existing portfolio only
(B) Bonus multiple relative to target done on a prorate basis